Exhibit 15.1

January 25, 2019

General Electric Company
 Boston, Massachusetts

Re: Registration Statement on Form S-1 of Transportation Systems Holdings Inc.

With respect to the subject registration statement, we acknowledge our awareness of the use on this Form S-1 of Transportation Systems Holdings Inc. of our report dated November 2, 2018, except for the last paragraph of Description of Business in Note 1, which is as of January 25, 2019, related to our review of interim financial information of GE Transportation (a carve-out business of General Electric Company).

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent auditor within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Chicago, Illinois